Exhibit 4.5

DESCRIPTION OF SECURITIES

The following summary of the material terms of the securities of CERo Therapeutics Holdings, Inc. (“we,” “our,” “us,” or the “Company”) is not intended to be a complete summary of the rights and preferences of such securities. You are encouraged to read the applicable provisions of Delaware law, the Second Amended and Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), the Second Amended and Restated Bylaws (the “Bylaws”), the Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock, as amended from time to time (the “Series A Certificate of Designations”), the Certificate of Designation of Preferences, Rights and Limitations of the Series B Convertible Preferred Stock, as amended from time to time (the “Series B Certificate of Designations”), the Certificate of Designation of Preferences, Rights and Limitations of the Series C Convertible Preferred Stock, as amended from time to time (the “Series C Certificate of Designations”), the Certificate of Designation of Preferences, Rights and Limitations of the Series D Convertible Preferred Stock, as amended from time to time (the “Series D Certificate of Designations”) and the Certificate of Designation of Preferences, Rights and Limitations of the Series E Convertible Preferred Stock, as amended from time to time (the “Series E Certificate of Designations,” and, together with the Series A Certificate of Designations, Series B Certificate of Designations, Series C Certificate of Designations and Series D Certificate of Designations, the “Certificates of Designations”) in their entirety for a complete description of the rights and preferences of the Company’s securities.

General

We are authorized to issue up to 1,000,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Preferred Stock

Our board of directors (the “Board”) is authorized to issue “blank check” Preferred Stock, which may be issued in one or more series upon the authorization of the Board. The Board is authorized to fix the designations, powers, preferences and the relative, participating, optional or other special rights and any qualifications, limitations and restrictions of the shares of each series of Preferred Stock. The authorized shares of the Preferred Stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the securities may be listed. If the approval of our stockholders is not required for the issuance of shares of the Preferred Stock, the Board may determine not to seek stockholder approval.

The Board will be able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

Series A Convertible Preferred Stock

We designated 12,580 shares of our authorized and unissued Preferred Stock as Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) and established the rights, preferences and privileges of the Series A Preferred Stock pursuant to the Series A Certificate of Designations filed with the Secretary of State of the State of Delaware, as summarized below.

General. Each share of Series A Preferred Stock has a stated value of $1,000 per share and, when issued, the Series A Preferred Stock was fully paid and non-assessable.

Ranking. The Series A Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of us, ranks senior to all capital stock of us unless the Required Holders (as defined in the Series A Certificate of Designations) consent to the creation of other capital stock of us that is senior or equal in rank to the Series A Preferred Stock.

Dividends. The holders of Series A Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of Common Stock, when and if actually paid.

Purchase Rights. If at any time we grant, issue or sell any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Series A Preferred Stock held by such holder immediately prior to the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights at the Alternate Conversion Price (as defined in the Series A Certificate of Designations); subject to certain limitations on beneficial ownership.

Conversion Rights

Conversion at Option of Holder. Each holder of Series A Preferred Stock may convert all, or any part, of the outstanding Series A Preferred Stock, at any time at such holder’s option, into shares of the Common Stock at an initially fixed “Series A Conversion Price” of $10.00, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. As of the date of this prospectus, after giving effect to various adjustments, including under “Other Adjustments” described below, in connection with the Company’s prior reverse stock splits and certain financing transactions, the current conversion price of $0.05.

Voluntary Adjustment Right. Subject to the rules and regulations of the Nasdaq, we have the right, at any time, with the written consent of the Required Holders (as defined in the Series A Certificate of Designations), to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the Board.

Alternate Conversion Upon a Triggering Event. Following the occurrence and during the continuance of a Triggering Event (as defined below), each holder may alternatively elect to convert the Series A Preferred Stock at the “Alternate Conversion Price” equal to the lesser of:

●	the Series A Conversion Price, and

●	the greater of :

○	the floor price of $20.00; and

○	80% of the volume weighted average price of the Common Stock during the 5 consecutive trading days immediately prior to such conversion.

The Series A Certificate of Designations contains standard and customary triggering events (each, a “Series A Triggering Event”), including but not limited to: (i) the suspension from trading or the failure to list the Common Stock within certain time periods; (ii) failure to declare or pay any dividend when due; (iii) the failure to timely file or make effective a registration statement on Form S-1 pursuant to the Registration Rights Agreement, dated as of February 14, 2024, by and between us and the holders of Series A Preferred Stock party thereto (the “PIPE Registration Rights Agreement”), (iv) our failure to cure a conversion failure of failure to deliver shares of the Common Stock under the warrants to purchase Common Stock sold to certain investors along with the Series A Preferred Stock (the “Series A Warrants”), and warrants to purchase shares of Series A Preferred Stock (the “Preferred Warrants”), and all warrants issued in exchange therefor or replacement thereof (the “Structuring Warrants”) or notice of our intention not to comply with a request for conversion of any Series A Preferred Stock or a request for exercise of any Structuring Warrants, and (v) bankruptcy or insolvency of us.

July Alternate Conversion Event. On July 5, 2024, the resale registration statement on Form S-1, which included the shares of Common Stock underlying the conversion of the Series A Preferred Stock and Series B Preferred Stock, was declared effective. On the effectiveness of this S-1, the conversion price of the Preferred Stock reset to $20.00 per share. The Series A Certificate of Designations defines a number of conditions that trigger an Alternate Conversion Right, such right extending from the onset of the condition to 20 trading days after the condition is cured. Due to late registration, the period of Alternate Conversion Right was from July 5, 2024 to August 2, 2024, but then further extended to January 6, 2025, the 20th trading day after the effectiveness of an additional resale registration statement on Form S-1 that was declared effective on December 5, 2024 because of a shortfall in the number of shares of Common Stock registered resulting from conversions under the Alternate Conversion Right. The Alternate Conversion Right triggered by late registration resulted in a 25% premium added to the conversion amount. At the time of Alternate Conversion, the Alternate Conversion Price is the lowest of (a) the Series A Conversion Price and (b) the greater of (i) the floor price and (ii) 80% of the lowest daily VWAP of the Common Stock during the five trading days immediately preceding the date of conversion notice submission. However, because the floor price was greater than 80% of the five-day volume-weighted average price of a share of Common Stock, the conversion amount was further increased by a multiplier resulting in the convertibility of the shares of Series A Preferred Stock into the number of shares of Common Stock that would have been issuable if the Alternate Conversion Price had been equal to such lower volume weighted average price.

Other Adjustments. If 90 days or 180 days following the occurrence of the later of (x) the First Stockholder Approval Date (as defined below) and (y) the earlier of (a) the effective date of the registration statement to be filed pursuant to the PIPE Registration Rights Agreement and (b) the date that the Series A Preferred Stock is eligible to be resold without restriction under Rule 144 of the Securities Act, the Series A Conversion Price then in effect is greater than the greater of $20.00 and the Market Price (as defined in the Series A Certificate of Designations) then in effect (the “Series A Adjustment Price”), the Series A Conversion Price shall automatically lower to the Series A Adjustment Price.

Limitations on Conversion. In no event shall the Series A Preferred Stock be convertible into a number of shares of Common Stock exceeding 19.99% of the total number of shares of Common Stock outstanding immediately prior to the execution of the applicable Securities Purchase Agreement, except that such limitation shall not apply in the event that we obtain approval from our stockholders for the issuance of such shares in accordance with the applicable stock exchange rules (the date of such approval, the “First Stockholder Approval Date”), which was obtained on April 30, 2024.

Bankruptcy Triggering Event Redemption Right. Upon any bankruptcy Series A Triggering Event, we shall immediately redeem in cash all amounts due under the Series A Preferred Stock at 25% premium (or, if 18 months following the issuance date, 50% premium) to the greater of (x) the amount of shares of Series A Preferred Stock then outstanding and (y) the equity value of the shares of Series A Preferred Stock then outstanding, unless the holder waives such right to receive such payment. The equity value of the Common Stock underlying the Series A Preferred Stock is calculated using the greatest closing sale price of the Common Stock on any trading day immediately preceding such bankruptcy Series A Triggering Event and the date we make the entire payment required.

Change of Control Exchange. Upon a change of control, each holder may require us to exchange the holder’s shares of Series A Preferred Stock for consideration equal to the change of Control Election Price (as defined in the Series A Certificate of Designations), to be satisfied at our election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such holder upon consummation of such corporate event.

Company Optional Redemption. At any time we shall have the right to redeem in cash all, but not less than all, the shares of Series A Preferred Stock then outstanding at a 20% redemption premium to the greater of (x) the amount of shares being redeemed, and (y) the equity value of the Common Stock underlying the Series A Preferred Stock. The equity value of the Common Stock underlying the Series A Preferred Stock is calculated using the greatest closing sale price of the Common Stock on any trading day immediately preceding the date we notify the holders of our election to redeem and the date we make the entire payment required.

Fundamental Transactions. The Series A Certificate of Designations prohibit us from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless we (or our successor) assumes in writing all of our obligations under the Series A Certificate of Designations and the other Transaction Documents (as defined in the Series A Certificate of Designations).

Voting Rights. The holders of the Series A Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as provided in the Series A Certificate of Designations (or as otherwise required by applicable law).

Covenants. The Series A Certificate of Designations contains a variety of obligations on our part not to engage in specified activities, which are typical for transactions of this type. In particular, we will not, and will cause our subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of our capital stock (other than as required under the Series A Certificate of Designations). In addition, we will not issue any preferred stock or issue any other securities that would cause a breach or default under the Series A Certificate of Designations or Structuring Warrants.

Reservation Requirements. So long as any Series A Preferred Stock remains outstanding, we shall at all times reserve at least 150% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all Series A Preferred Stock then outstanding.

Series B Convertible Preferred Stock

We designated 626 shares of our authorized and unissued Preferred Stock as Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) and established the rights, preferences and privileges of the Series B Preferred Stock pursuant to the Series B Certificate of Designations filed with the Secretary of State of the State of Delaware, as summarized below. Except as set forth below, the Series B Preferred Stock has terms and provisions that are identical to those of the Series A Preferred Stock.

Ranking. The Series B Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of us, ranks senior to all capital stock of us unless the Required Holders (as defined in the Series B Certificate of Designations) or the requisite holders of the outstanding shares of the Series A Preferred Stock (the “Series A Requisite Holders”) consent to the creation of other capital stock of us that is senior or equal in rank to the Series B Preferred Stock. The Series B Preferred Stock ranks pari passu with the Series A Preferred Stock.

Covenants. The Series B Certificate of Designations contains a variety of obligations on our part not to engage in specified activities, which are typical for transactions of this type. In particular, we will not, and will cause our subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of our capital stock (other than as required under the Series B Certificate of Designations). In addition, we will not issue any preferred stock or issue any other securities that would cause a breach or default under the Series B Certificate of Designations. Any waiver or amendment of the foregoing covenants by the Series A Requisite Holders shall be deemed to be a waiver or amendment by the Required Holders (as defined in the Series B Certificate of Designations) under the Series B Certificate of Designations.

All of the authorized shares of Series B Preferred Stock, which we previously issued, have been converted into shares of Common Stock and there are no longer any shares of Series B Preferred Stock outstanding.

Series C Convertible Preferred Stock

We designated 2,853 shares of our authorized and unissued Preferred Stock as Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”) and established the rights, preferences and privileges of the Series C Preferred Stock pursuant to the Series C Certificate of Designations filed with the Secretary of State of the State of Delaware, as summarized below. Except as set forth below, the Series C Preferred Stock has terms and provisions that are substantially the same as those of the Series A Preferred Stock and Series B Preferred Stock.

Ranking. The Series C Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of us, ranks senior to all of our capital stock (including the Series A Preferred Stock and the Series B Preferred Stock) unless the Required Holders (as defined in the Series C Certificate of Designations) consent to the creation of other capital stock that is senior or equal in rank to the Series C Preferred Stock. As described below, the Required Holders of the Series C Preferred Stock consented to the issuance of the Series D Preferred Stock and Series E Preferred Stock, ranking pari passu therewith.

Conversion Rights

Conversion at Option of Holder. Each holder of Series C Preferred Stock may convert all, or any part, of the outstanding Series C Preferred Stock, at any time at such holder’s option, into shares of the Common Stock (which converted shares of Common Stock are referred to as “Series C Conversion Shares” herein) at a current “Series C Conversion Price” of $0.05 (following certain adjustments since the original issuance of such shares of Series C Preferred Stock), which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions.

Alternate Conversion Upon a Triggering Event. Following the occurrence and during the continuance of a Series C Triggering Event (as defined below), each holder may alternatively elect to convert the Series C Preferred Stock at the “Series C Alternate Conversion Price” equal to the lesser of:

●	the Series C Conversion Price, and

●	the greater of:

○	the floor price of $39.20 (originally $0.0196, but adjusted for the 1 for 100 reverse stock split effected on January 8, 2025 and for the 1 for 20 reverse stock split effected on June 13, 2025); and

○	80% of the volume weighted average price of the Common Stock during the 5 consecutive trading days immediately prior to such conversion.

The Series C Certificate of Designations contains standard and customary triggering events (each, a “Series C Triggering Event”), including but not limited to: (i) the suspension from trading or the failure to list the Common Stock within certain time periods; (ii) failure to declare or pay any dividend when due; (iii) the failure to timely file or make effective a registration statement on Form S-1 pursuant to the Registration Rights Agreement, dated as of September 25, 2024, by and between the Company and the holders of Series A Preferred Stock party thereto (the “Second Registration Rights Agreement”), (iv) our failure to cure a conversion failure of failure to deliver shares of the Common Stock under the warrants to purchase shares of Common Stock sold to certain investors along with the Series C Preferred Stock (the “Series C Warrants”), or notice of our intention not to comply with a request for conversion of any Series C Preferred Stock or a request for exercise of any Series C Warrants, and (iv) bankruptcy or insolvency of us.

If at the time of a conversion the Series C Alternate Conversion Price is determined to be the floor price because such floor price is greater than 80% of the five-day volume weighted average price of a share of Common Stock, then the Conversion Amount (as defined in the Certificates of Designations), shall automatically increase such that the shares of Series C Preferred Stock issuable upon such conversion are equal to the number of shares of Common Stock that would have been issuable if the Series C Alternate Conversion Price had been equal to 80% of the volume weighted average price of the Common Stock during the five consecutive trading days immediately prior to such conversion.

Other Adjustments. In connection with the private placement in September 2024, we agreed to seek stockholder approval at a special meeting of stockholders to be held not later than December 15, 2024 of the issuance of Series C Conversion Shares at a conversion price below the Series C Conversion Price (the date of such approval, the “Second Stockholder Approval Date”), which was obtained on November 11, 2024. If, on or after the Second Stockholder Approval Date, we issue any shares of Common Stock for a consideration per share (the “New Series C Issuance Price”) less than a price equal to the Series C Conversion Price in effect immediately prior to such issuance, the Series C Conversion Price shall be reduced to the New Series C Issuance Price.

If 30 days or 60 days following the occurrence of the later of (x) the Second Stockholder Approval Date and (y) the earlier of (a) the effective date of the registration statement to be filed pursuant to the Second Registration Rights Agreement and (b) the date that the Series C Preferred Stock is eligible to be resold without restriction under Rule 144 of the Securities Act, the Series C Conversion Price then in effect is greater than the greater of $39.20 and the Market Price (as defined in the Series C Certificate of Designations or Series C Warrants) then in effect (the “Series C Adjustment Price”), the Series C Conversion Price shall automatically lower to the Series C Adjustment Price.

As a result of the adjustments described above, as well as the terms of the consent of the holders of the Series C Preferred Stock to permitting the issuance of the Series E Preferred Stock, ranking pari passu thereto, the current Series C Conversion Price is $0.05.

Covenants. The Series C Certificate of Designations contains a variety of obligations on our part not to engage in specified activities, which are typical for transactions of this type. In particular, we will not, and will cause our subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of our capital stock (other than as required under the Series C Certificate of Designations) and will not incur any indebtedness other than ordinary course trade payables or, subject to certain exceptions, incur any liens. In addition, we will not issue any preferred stock or issue any other securities that would cause a breach or default under the Series C Certificate of Designations. Any waiver or amendment of the foregoing covenants by the Required Holders (as defined in the Series C Certificate of Designations) shall be deemed to be a waiver or amendment by the Required Holders (as defined in the Series C Certificate of Designations) under the Series C Certificate of Designations or Series C Warrants.

Reservation Requirements. So long as any Series C Preferred Stock remains outstanding, we shall at all times reserve at least 250% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all Series C Preferred Stock then outstanding.

Series D Preferred Stock

We designated 12,500 shares of our authorized and unissued Preferred Stock as Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”) and established the rights, preferences and privileges of the Series D Preferred Stock pursuant to the Series D Certificate of Designations filed with the Secretary of State of the State of Delaware, as summarized below. Except as set forth below, the Series D Preferred Stock has terms and provisions that are substantially the same as those of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

General. Each share of Series D Preferred Stock has a stated value of $1,000 per share and, when issued, the Series D Preferred Stock will be fully paid and non-assessable.

Ranking. The Series D Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks senior to all capital stock of the Company (including the Series A Preferred Stock and the Series B Preferred Stock, except for the Series C Preferred Stock, which will rank pari passu) unless the Required Holders (as defined in the Series D Certificate of Designations) consent to the creation of other capital stock of the Company that is senior or equal in rank to the Series D Preferred Stock. As described below, the Required Holders of the Series D Preferred Stock consented to the issuance of the Series E Preferred Stock, ranking pari passu therewith.

Dividends. The holders of Series D Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of the Company’s Common Stock, when and if actually paid.

Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Series D Purchase Rights”), then each holder of Series D Preferred Stock will be entitled to acquire, upon the terms applicable to such Series D Purchase Rights, the aggregate Series D Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Series D Preferred Stock held by such holder immediately prior to the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Series D Purchase Rights at the Series D Alternate Conversion Price (as defined below); subject to certain limitations on beneficial ownership.

Conversion Rights

Conversion at Option of Holder. Each holder of Series D Preferred Stock may convert all, or any part, of the outstanding Series D Preferred Stock, at any time at such holder’s option, into shares of the Common Stock (which converted shares of Common Stock are referred to as “Series D Conversion Shares” herein) at the fixed “Series D Conversion Price,” which, as a result of adjustments as of the date hereof, is currently $0.05, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions.

Voluntary Adjustment Right. Subject to the rules and regulations of the Nasdaq, the Company has the right, at any time after the Stockholder Approval Date (as defined below), with the written consent of the Required Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Alternate Conversion Upon a Triggering Event. Following the occurrence and during the continuance of a Series D Triggering Event (as defined below), each holder may alternatively elect to convert the Series D Preferred Stock at the “Series D Alternate Conversion Price” equal to the lesser of:

●	the applicable Series D Conversion Price, and

●	the greater of:

○	the floor price of $3.12; and

○	80% of the lowest volume weighted average price of the Common Stock during the five consecutive trading days immediately prior to such conversion.

The Series D Certificate of Designations contains standard and customary triggering events (each, a “Series D Triggering Event”), including but not limited to: (i) the suspension from trading or the failure to list the Common Stock within certain time periods; (ii) failure to declare or pay any dividend when due; (iii) the failure to timely file or make effective a registration statement on Form S-1 or Form S-3 pursuant to the Third Registration Rights Agreement (as defined below), (iv) the Company’s failure to cure a conversion failure or notice of the Company’s intention not to comply with a request for conversion of any Series D Preferred Stock, and (iv) bankruptcy or insolvency of the Company.

Other Adjustments. In connection with a private placement in April 2025, the Company has agreed to seek stockholder approval at a special meeting of stockholders, of the issuance of Conversion Shares at a conversion price below the Series D Conversion Price (the date of such approval, the “Series D Stockholder Approval Date”), which was obtained on May 29, 2025. If the Company has not otherwise obtained such stockholder approval prior to May 31, 2025, which did not occur, then the Company shall (i) file a preliminary Proxy Statement seeking such stockholder consent with the SEC no later than May 31, 2025, (ii) use reasonable best efforts to file the definitive Proxy Statement no later than June 30, 2025 and (iii) use reasonable best efforts to hold the Stockholder Meeting no later than July 31, 2025 (the “Series D Stockholder Meeting Deadline”). If, on or after the Series D Stockholder Approval Date, the Company issues any shares of Common Stock for a consideration per share (the “Series D New Issuance Price”) less than a price equal to the Series D Conversion Price in effect immediately prior to such issuance, the Series D Conversion Price shall be reduced to the Series D New Issuance Price.

If 30 days or 60 days following the occurrence of the later of (x) the Series D Stockholder Approval Date and (y) the earlier of (a) the effective date of the registration statement to be filed pursuant to the Registration Rights Agreement and (b) the date that the Series D Preferred Stock is eligible to be resold without restriction under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), the Series D Conversion Price then in effect is greater than the greater of $3.12 and the Market Price (as defined in the Series D Certificate of Designations) then in effect (the “Series D Adjustment Price”), the Series D Conversion Price shall automatically lower to the Series D Adjustment Price.

On August 13, 2025, the Company and the Investors of Series D Preferred Stock entered into an Amendment and Limited Waiver Agreement (the “Waiver Agreement”), whereby the Investors (i) amended the Registration Rights Agreement to extend certain deadlines therein and (ii) waived certain provisions of the Series D Certificate of Designation. Pursuant to the Waiver Agreement, the Company and the holders of Series D Preferred Stock acknowledged that it was inefficient and impracticable to file the Registration Statement prior to the consummation of additional closings. Accordingly, the filing deadline with respect to the initial Registration Statement was extended to August 15, 2025. The Registration Statement on Form S-3 was filed on August 11, 2025. Additionally, the “Effectiveness Deadline” with respect to the initial Registration Statement required to be filed, shall be the earlier of the (A) October 15, 2025 (or, if such Registration Statement is subject to a full review by the SEC, November 30, 2025 and (B) fifth Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be reviewed or will not be subject to further review and (ii) with respect to any additional Registration Statements that may be required to be filed by the Company pursuant to this Waiver Agreement, the earlier of the (A) ninetieth (90th) calendar day following the date on which the Company was required to file such additional Registration Statement and (B) fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be reviewed or will not be subject to further review. The Registration Statement on Form S-3 was declared effective on August 15, 2025. Furthermore, during the second quarter of 2025, the Company issued shares of Common Stock (the “Existing Series C Conversion Shares”) upon conversion of shares of Series C Preferred Stock at conversion prices below the Conversion Price of the Series D Preferred Stock (the “Existing Series C Conversions”). Pursuant to the Waiver Agreement, the holders of Series D Preferred Stock waived Section 8(a) of the Series D Certificate of Designations, in part, solely with respect to the Existing Series C Conversions, such that the Prior Series C Conversion Shares were deemed “Excluded Securities” under Section 8(a).

As a result of the adjustments described above, as well as the terms of the consent of the holders of the Series D Preferred Stock to permitting the issuance of the Series E Preferred Stock, ranking pari passu therewith, the current Series D Conversion Price is $0.05.

Bankruptcy Triggering Event Redemption Right. Upon any bankruptcy Series D Triggering Event, the Company shall immediately redeem in cash all amounts due under the Series D Preferred Stock at a 25% premium to the greater of (x) the amount of shares of Series D Preferred Stock then outstanding and (y) the equity value of the shares of Series D Preferred Stock then outstanding, unless the holder waives such right to receive such payment. The equity value of the Common Stock underlying the Series D Preferred Stock is calculated using the greatest closing sale price of the Common Stock on any trading day immediately preceding such bankruptcy Series D Triggering Event and the date the Company makes the entire payment required.

Change of Control Exchange. Upon a change of control of the Company, each holder may require the Company to exchange the holder’s shares of Series D Preferred Stock for consideration equal to the Change of Control Election Price (as defined in the Series D Certificate of Designations), to be satisfied at the Company’s election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such holder upon consummation of such corporate event.

Company Optional Redemption. At any time the Company shall have the right to redeem in cash all, but not less than all, the shares of Series D Preferred Stock then outstanding at a 25% redemption premium to the greater of (x) the amount of shares being redeemed, and (y) the equity value of the Common Stock underlying the Series D Preferred Stock. The equity value of the Common Stock underlying the Series D Preferred Stock is calculated using the greatest closing sale price of the Common Stock on any trading day immediately preceding the date the Company notifies the holders of the Company’s election to redeem and the date the Company makes the entire payment required.

Fundamental Transactions. The Certificate of Designations prohibit the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless the Company (or the Company’s successor) assumes in writing all of the Company’s obligations under the Certificate of Designations and the other Transaction Documents (as defined in the Series D Certificate of Designations).

Voting Rights. The holders of the Series D Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as provided in the Certificate of Designations (or as otherwise required by applicable law).

Covenants. The Series D Certificate of Designations contains a variety of obligations on the Company’s part not to engage in specified activities. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of the Company’s capital stock (other than as required under the Series D Certificate of Designations) and will not incur any indebtedness other than ordinary course trade payables or, subject to certain exceptions, incur any liens. In addition, the Company will not issue any preferred stock or issue any other securities that would cause a breach or default under the Series D Certificate of Designations.

Reservation Requirements. So long as any Series D Preferred Stock remains outstanding, the Company shall at all times reserve at least 250% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all Series D Preferred Stock then outstanding.

Series E Preferred Stock

We designated 10,000 shares of our authorized and unissued Preferred Stock as Series E Convertible Preferred Stock, par value $0.0001 per share (the “Series E Preferred Stock”) and established the rights, preferences and privileges of the Series E Preferred Stock pursuant to the Series E Certificate of Designations filed with the Secretary of State of the State of Delaware, as summarized below. Except as set forth below, the Series E Preferred Stock has terms and provisions that are substantially the same as those of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock.

General. Each share of Series E Preferred Stock has a stated value of $1,000 per share and, when issued, the Series E Preferred Stock will be fully paid and non-assessable.

Ranking. The Series E Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks senior to all capital stock of the Company (except the Series A Preferred Stock which will rank senior to the Series E Preferred Stock and except for the Series C Preferred Stock and Series D Preferred Stock, which will rank pari passu to the Series E Preferred Stock) unless the Required Holders (as defined in the Series E Certificate of Designations) consent to the creation of other capital stock of the Company that is senior or equal in rank to the Series E Preferred Stock.

Dividends. The holders of Series E Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of the Common Stock, when and if actually paid.

Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Series E Purchase Rights”), then each holder of Series E Preferred Stock will be entitled to acquire, upon the terms applicable to such Series E Purchase Rights, the aggregate Series E Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Series E Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the Series E Preferred Stock and assuming for such purpose that all the Series E Preferred Stock held by such holder were converted at the Series E Alternate Conversion Price (as defined below) in effect as of the applicable record date); subject to certain limitations on beneficial ownership.

Conversion Rights

Conversion at Option of Holder. Each holder of Series E Preferred Stock may convert all, or any part, of the outstanding Series E Preferred Stock, at any time at such holder’s option, into shares of the Common Stock (which converted shares of Common Stock are referred to as “Series E Conversion Shares” herein) at the fixed “Series E Conversion Price” of $4.1625, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions.

Voluntary Adjustment Right. Subject to the rules and regulations of the Nasdaq, the Company has the right, at any time after the Series E Stockholder Approval Date (as defined below), with the written consent of the Required Holders, to lower the fixed Series E Conversion Price to any amount and for any period of time deemed appropriate by the Board.

Alternate Optional Conversion. After the Series E Stockholder Approval Date, at any time, at the option of the holder, the holder may convert the Series E Preferred Stock at the “Series E Alternate Optional Conversion Price” equal to the lesser of:

●	the applicable Series E Conversion Price, and

●	the greater of:

○	the floor price of $1.00; and

○	95% of the lowest volume weighted average price of the Common Stock during the five consecutive trading days immediately prior to such conversion.

Alternate Conversion Upon a Triggering Event. Following the occurrence and during the continuance of a Series E Triggering Event (as defined below), each holder may alternatively elect to convert the Series E Preferred Stock at the “Series E Alternate Triggering Event Conversion Price” (and together with the Series E Alternate Optional Conversion Price, each an “Series E Alternate Conversion Price”) equal to the lesser of:

●	the applicable Series E Conversion Price, and

●	the greater of:

○	the floor price of $1.00; and

○	90% of the lowest volume weighted average price of the Common Stock during the five consecutive trading days immediately prior to such conversion.

The Series E Certificate of Designations contains standard and customary triggering events (each, a “Series E Triggering Event”), including but not limited to: (i) the suspension from trading or the failure to list the Common Stock within certain time periods; (ii) failure to declare or pay any dividend when due; (iii) the failure to timely file or make effective a registration statement on Form S-1 or Form S-3 pursuant to the Series E Registration Rights Agreement (as defined below), (iv) the Company’s failure to cure a conversion failure or notice of the Company’s intention not to comply with a request for conversion of any Series E Preferred Stock, and (iv) bankruptcy or insolvency of the Company.

Other Adjustments. In connection with a private placement in October 2025, the Company has agreed to seek stockholder approval at a special meeting of stockholders, of the issuance of Series E Conversion Shares at a conversion price below the Series E Conversion Price (the date of such approval, the “Series E Stockholder Approval Date”), which was obtained on December 19, 2025. If the Company has not otherwise obtained such stockholder approval prior to October 31, 2025, which is not expected to occur, then the Company shall (i) file a preliminary Proxy Statement seeking such stockholder consent with the SEC no later than October 31, 2025, (ii) use reasonable best efforts to file the definitive Proxy Statement no later than November 30, 2025 and (iii) use reasonable best efforts to hold the Stockholder Meeting no later than December 31, 2025 (the “Series E Stockholder Meeting Deadline”). If, on or after the Series E Stockholder Approval Date, the Company issues any shares of Common Stock for a consideration per share (the “New Series E Issuance Price”) less than a price equal to the Series E Conversion Price in effect immediately prior to such issuance (each, a “Dilutive Issuance”), the Series E Conversion Price shall be reduced to the New Series E Issuance Price; provided that, if any Dilutive Issuances or other events that would have resulted in an adjustment to the Series E Conversion Price prior to the Series E Stockholder Approval Date, the Series E Conversion Price shall automatically adjust to such New Series E Issuance Price on the Series E Stockholder Approval Date. As a result of Dilutive Issuances through the date hereof, on the Series E Stockholder Approval Date, the Series E Conversion Price would be adjusted to $0.05.

Bankruptcy Triggering Event Redemption Right. Upon any bankruptcy Series E Triggering Event, the Company shall immediately redeem in cash all amounts due under the Series E Preferred Stock at a 25% premium to the greater of (x) the amount of shares of Series E Preferred Stock then outstanding and (y) the equity value of the shares of Series E Preferred Stock then outstanding, unless the holder waives such right to receive such payment. The equity value of the Common Stock underlying the Series E Preferred Stock is calculated using the greatest closing sale price of the Common Stock on any trading day immediately preceding such bankruptcy Series E Triggering Event and the date the Company makes the entire payment required.

Change of Control Exchange. Upon a change of control of the Company, each holder may require the Company to exchange the holder’s shares of Series E Preferred Stock for consideration equal to the Change of Control Election Price (as defined in the Series E Certificate of Designations), to be satisfied at the Company’s election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such holder upon consummation of such corporate event.

Company Optional Redemption. At any time the Company shall have the right to redeem in cash all, but not less than all, the shares of Series E Preferred Stock then outstanding at a 25% redemption premium to the greater of (x) the amount of shares being redeemed, and (y) the equity value of the Common Stock underlying the Series E Preferred Stock. The equity value of the Common Stock underlying the Series E Preferred Stock is calculated using the greatest closing sale price of the Common Stock on any trading day immediately preceding the date the Company notifies the holders of the Company’s election to redeem and the date the Company makes the entire payment required.

Fundamental Transactions. The Series E Certificate of Designations prohibit the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless the Company (or the Company’s successor) assumes in writing all of the Company’s obligations under the Series E Certificate of Designations and the other Transaction Documents (as defined in the Series E Certificate of Designations).

Voting Rights. The holders of the Series E Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as provided in the Series E Certificate of Designations (or as otherwise required by applicable law).

Covenants. The Series E Certificate of Designations contains a variety of obligations on the Company’s part not to engage in specified activities. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of the Company’s capital stock (other than as required under the Series E Certificate of Designations) and will not incur any indebtedness other than ordinary course trade payables or, subject to certain exceptions, incur any liens. In addition, the Company will not issue any preferred stock or issue any other securities that would cause a breach or default under the Series E Certificate of Designations.

Reservation Requirements. So long as any Series E Preferred Stock remains outstanding, the Company shall at all times reserve at least 250% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all Series E Preferred Stock then outstanding.

Common Stock

Voting

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors, with the exception of certain matters relating solely to the terms of one or more outstanding series of preferred stock. Under the Certificate of Incorporation, our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Subject to preferences that may apply to any then-outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of Preferred Stock.

Preemptive or Similar Rights

Holders of Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that we may designate in the future.

Warrants

The outstanding warrants consist of (i) warrants to purchase shares of Common Stock, at an exercise price of $23,000.00 per share, that were originally issued in our initial public offering (the “Public Warrants”), (ii) private placement warrants to purchase shares of Common Stock, at an exercise price of $23,000.00 per share, that were originally sold in a private placement concurrently with our initial public offering (the “Private Placement Warrants”), (iii) the Series A Warrants, (iv) the Series C Warrants, (v) the warrants issued on December 23, 2024 (the “December 2024 Warrants”), (vi) the warrants issued on January 6, 2025 (the “January 2025 Warrants”), (vii) the warrants to purchase shares of Common Stoc issued in a public offering on February 7, 2025 (the “February 2025 Pre-Funded Warrants”) and (viii) the warrants to purchase shares of Common Stock issued by the Company in a public offering on February 7, 2025 (the “February 2025 Common Warrants”). The warrants initially issued by CERo Therapeutics, Inc. and converted into warrants to purchase Common Stock in connection with our business combination (the “Conversion Warrants”) have expired as of November 14, 2024.

Public Warrants

General. Each Public Warrant entitles the registered holder to purchase one share of Common Stock at a price of $23,000.00 per share, subject to adjustment as discussed below, commencing 30 days after the completion of the initial business combination. The Public Warrants are governed by the terms of a Warrant Agreement, dated as of October 5, 2021 between us and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). Pursuant to the Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a warrant holder. No fractional Public Warrants will be issued and only whole Public Warrants will trade. The Public Warrants will expire five years after the completion of the initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Registration of Public Warrants. We will not be obligated to deliver any shares of Common Stock pursuant to the exercise for cash of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a Public Warrant unless Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the Public Warrants. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants has not been declared effective by the end of 60 business days following the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial business combination, we will use our best efforts to file with the SEC, and within 60 business days following the initial business combination to have declared effective, a registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Public Warrants and to maintain a current prospectus relating to those shares of Common Stock until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition to the above, if Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elects, we will not be required to file or maintain in effect a registration statement, and in the event it does not so elect, it will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants. Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

●	in whole and not in part;

●	at a price of $20.00 per warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

●	if an only if, the reported last sale price of Common Stock (or the closing bid price of our common stock in the event shares of Common Stock are not traded on any specific day) equals or exceeds $36,000.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalization and the like) for any 20 trading days within a 30 day trading period ending three business days before we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by us, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $36,000.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $23,000.00 (for whole shares) warrant exercise price after the redemption notice is issued.

Cashless Exercise. If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” Our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or makes a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $50.00 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $50.00 per share.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment b a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock to purchase immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another entity (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Common Stock) in which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquired more than 50% of the voting power of our securities in a transaction that results in a Change of Control Transaction (as defined in the Warrant Agreement), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety, the holders of Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction pursuant to a Current Report on Form 8-K, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.

The Public Warrant may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Public Warrants may be exercised only for a whole number of shares of Common Stock. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder. As a result, warrant holders not purchasing an even number of Public Warrants must sell any odd number of Public Warrants in order to obtain full value from the fractional interest that will not be issued.

The Public Warrants were issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which is filed as an exhibit to our registration statement on Form S-4 filed on June 7, 2023, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then-outstanding Public Warrants to make any changes that adversely affect the interests of the registered holders of Public Warrants.

Private Placement Warrants

The Private Placement Warrants (including the Common Stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of our business combination (subject to limited exceptions). In addition, for as long as Private Placement Warrants are held by Cantor and/or its designees or affiliates, such Private Placement Warrants will be subject to a lock-up in compliance with FINRA Rule 5110(e) and may not be exercised after five years from the commencement of sales of our Initial Public Offering in accordance with FINRA Rule 5110(g)(8)(A). The Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

Conversion Warrants

Exercise Price. The Conversion Warrants were exercisable for cash at an exercise price equal to $20,000.00. The exercise price is subject to adjustment for stock splits, combinations and similar events, and, in the event of stock dividends and splits, the number of shares of Common Stock issuable upon the exercise of the Conversion Warrant will also be adjusted so that the aggregate exercise price shall be the same immediately before and immediately after any such adjustment.

Exercise Period. The Conversion Warrants expired five years after their issuance, on November 14, 2024.

Automatic Conversion. The Conversion Warrants will automatically convert at the end of the exercise period if the fair market value (as determined in the Conversion Warrants) of a share of Common Stock underlying the Conversion Warrants is greater than the exercise price in effect on such date.

Series A Warrants

Exercise Price. The Series A Warrants were initially exercisable for cash at an exercise price equal to the greater of (x) $18,400.00 (which number has been adjusted for the Company’s Reverse Stock Splits of its Common Stock) and (y) the closing price of the Common Stock on the trading day immediately prior to the Subscription Date (as defined in the Series A Warrant). As of the date of this prospectus, the current exercise price of the Series A Warrants is $2,780.00. The exercise price is subject to adjustment for stock splits, combinations and similar events, and, in the event of stock dividends and splits, the number of shares of Common Stock issuable upon the exercise of the Series A Warrant will also be adjusted so that the aggregate exercise price shall be the same immediately before and immediately after any such adjustment.

April Exercise Price Adjustment. The Series A Warrants were subject to an adjustment whereby, if the exercise price in effect as of the First Stockholder Approval Date was greater than the lesser of (i) the closing price of the Common Stock immediately prior to such date and (ii) the quotient of (x) the sum of each closing price of the Common Stock during the five trading day period ending, and including the trading day immediately prior to the First Stockholder Approval Date, divided by (y) five, the Exercise Price shall automatically lower to such price as of the First Stockholder Approval Date. As a result, in April 2024, the exercise price of the Series A Warrants was lowered to $2,780.00.

Exercise Period. The Series A Warrants became exercisable beginning six months after the consummation of the issuance date (the “Initial Exercisability Date”) and expire on the third anniversary of the Initial Exercisability Date. The Series A Warrants require “buy-in” payments to be made by us for failure to deliver any shares of Common Stock issuable upon exercise.

Cashless Exercise. If at the time of exercise of the Series A Warrants, there is no effective registration statement registering the shares of the Common Stock underlying the Series A Warrants, such warrants may be exercised on a cashless basis pursuant to their terms.

Purchase Rights; Participation Rights. If we issue options, convertible securities, warrants, shares, or similar securities to holders of Common Stock, each holder of Series A Warrants has the right to acquire the same as if the holder had exercised its Series A Warrant. The holders of Series A Warrants are entitled to receive any dividends paid or distributions made to our holders of Common Stock on an “as if converted” basis.

Fundamental Transactions. The Series A Warrants prohibit us from entering into specified fundamental transactions unless the successor entity assumes all of our obligations under the Series A Warrants under a written agreement before the transaction is completed. Upon specified corporate events, a holder of Series A Warrants will thereafter have the right to receive upon an exercise such shares, securities, cash, assets or any other property whatsoever which the holder would have been entitled to receive upon the happening of the applicable corporate event had the Series A Warrant been exercised immediately prior to the applicable corporate event. When there is a transaction involving specified changes of control, a holder of Series A Warrants can request the Company to exchange the then unexercised portion of their Series A Warrants for consideration equal to the Black-Scholes value thereof, which shall be settled, at the option of the Company in either (i) the form of rights convertible into the consideration receivable by holders of the underlying shares of common stock, based upon the value of the shares of the successor entity over a specified period or (ii) cash in an amount equal to the Black-Scholes value.

Series C Warrants

Except as set forth below, the Series C Warrants have terms and provisions that are substantially the same as those of the Series A Warrants.

Exercise Price. The Series C Warrants are initially exercisable for cash at an exercise price equal to $196.00 (which number has been adjusted for the Company’s Reverse Stock Splits of its Common Stock). The exercise price is subject to adjustment for stock splits, combinations and similar events, and, in the event of stock dividends and splits, the number of shares of Common Stock issuable upon the exercise of the Series C Warrant will also be adjusted so that the aggregate exercise price shall be the same immediately before and immediately after any such adjustment. Following receipt of stockholder approval of the issuance of shares upon exercise of the Series C Warrants, which was obtained on November 11, 2024, the exercise price of the Series C Warrants is also subject to a reduction upon certain issuances of securities at an effective price below such exercise price. As a result of such issuances, the Series C Warrants are currently exercisable at an exercise price of $0.80.

Warrants Issued on December 23, 2024

Except as set forth below, such warrants have terms and provisions that are substantially the same as those of the Series A Warrants.

Exercise Price. The warrants issued on December 23, 2024 (the “December 2024 Warrants”) will initially be exercisable for cash at an exercise price equal to $112.20. The exercise price is subject to adjustment for stock splits, combinations and similar events, and, in the event of stock dividends and splits, the number of shares of Common Stock issuable upon the exercise of such warrant will also be adjusted so that the aggregate exercise price shall be the same immediately before and immediately after any such adjustment. However, unlike the Series A Warrants and Series C Warrants, the warrants issued on December 23, 2024 are not subject to any exercise price reduction or adjustment relating to the timing of stockholder approval thereof or the pricing of any future offering.

Warrants Issued on January 6, 2025

Except as set forth below, such warrants have terms and provisions that are substantially the same as those of the Series A Warrants.

Exercise Price. The warrants issued on January 6, 2025 (the “January 2025 Warrants”) will initially be exercisable for cash at an exercise price equal to $116.40. The exercise price is subject to adjustment for stock splits, combinations and similar events, and, in the event of stock dividends and splits, the number of shares of Common Stock issuable upon the exercise of such warrant will also be adjusted so that the aggregate exercise price shall be the same immediately before and immediately after any such adjustment. However, unlike the Series A Warrants and Series C Warrants, the warrants issued on January 6, 2025 are not subject to any exercise price reduction or adjustment relating to the timing of stockholder approval thereof or the pricing of any future offering.

Warrants Issued on February 7, 2025

On February 7, 2025, we issued and sold 15,000 shares of our Common Stock and 112,551 February 2025 Pre-Funded Warrants to purchase 112,551 shares of our Common Stock together with 127,551 February 2025 Common Warrants to purchase 127,551 shares of Common Stock. Each share of Common Stock or February 2025 Pre-Funded Warrant was sold together with a February 2025 Common Warrant to purchase one share of Common Stock. The shares of Common Stock or February 2025 Pre-Funded Warrants and accompanying February 2025 Common Warrants were issued separately and were immediately separable upon.

February 2025 Pre-Funded Warrants

The following summary of certain terms and provisions of the February 2025 Pre-Funded Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the February 2025 Pre-Funded Warrant, the form of which is filed as Exhibit No. 4.8 to the registration statement filed with the SEC on February 5, 2025. Prospective investors should carefully review the terms and provisions of the form of February 2025 Pre-Funded Warrant for a complete description of the terms and conditions of the February 2025 Pre-Funded Warrants.

Duration and Exercise Price. Each February 2025 Pre-Funded Warrant offered has an initial exercise price per share equal to $0.002. The February 2025 Pre-Funded Warrants are immediately exercisable and may be exercised at any time until the February 2025 Pre-Funded Warrants are exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

Exercisability. Each February 2025 Pre-Funded Warrant may be exercised at any time following the date of issuance and from time to time thereafter until the February 2025 Pre-Funded Warrants are exercised in full. The February 2025 Pre-Funded Warrants are exercisable in whole or in part by delivering to the Company a completed instruction form for exercise and complying with the requirements for exercise set forth in the February 2025 Pre-Funded Warrant. Payment of the exercise price may be made in cash in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the February 2025 Pre-Funded Warrant.

Exercise Limitation. In general, a holder will not have the right to exercise any portion of a February 2025 Pre-Funded Warrant if the holder (together with its Attribution Parties (as defined in the February 2025 Pre-Funded Warrant)) would beneficially own in excess of 4.99% or 9.99%, at the election of the holder, of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the February 2025 Pre-Funded Warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided, that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Transferability. Subject to applicable laws, a February 2025 Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Fractional Shares. No fractional shares of Common Stock will be issued upon the exercise of the February 2025 Pre-Funded Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market. There is no trading market available for the February 2025 Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Fundamental Transactions. If a “Fundamental Transaction” occurs while the February 2025 Pre-Funded Warrants are outstanding (which includes, but is not limited to, merger transactions or a sale of substantially all of the company’s assets), then if holders of the Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction (as defined in the February 2025 Pre-Funded Warrant), then the holder will be given the same choice as to the consideration it receives upon any exercise of either the February 2025 Pre-Funded Warrants following such Fundamental Transaction.

Right as a Stockholder. Except as otherwise provided in the February 2025 Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the February 2025 Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their February 2025 Pre-Funded Warrants.

February 2025 Common Warrants

The following summary of certain terms and provisions of the February 2025 Common Warrants that are is not complete and is subject to, and qualified in its entirety by, the provisions of the February 2025 Common Warrant, the form of which is filed as Exhibit 4.7 to the registration statement filed with the SEC on February 5, 2025. Prospective investors should carefully review the terms and provisions of the form of February 2025 Common Warrant for a complete description of the terms and conditions of the February 2025 Common Warrants.

We issued and sold 127,551 February 2025 Common Warrants to purchase an aggregate of 127,551 shares of our Common Stock.

Each February 2025 Common Warrant has an exercise price per share of $39.20 and will be immediately exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the February 2025 Common Warrants (the “Warrant Stockholder Approval”) which we obtained on May 29, 2025. The February 2025 Common Warrants will expire on the 5-year anniversary of the Warrant Stockholder Approval.

The February 2025 Common Warrants will be exercisable in whole or in part by delivering to the Company a completed instruction form for exercise and complying with the requirements for exercise set forth in the February 2025 Common Warrant. Payment of the exercise price may be made in cash, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the February 2025 Common Warrants.

No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the February 2025 Common Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.

Exercise Limitation. In general, a holder will not have the right to exercise any portion of an February 2025 Common Warrant if the holder (together with its Attribution Parties (as defined in the February 2025 Common Warrant)) would beneficially own in excess of 4.99% or 9.99%, at the election of the holder, of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the February 2025 Common Warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Adjustment for Stock Splits. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the February 2025 Common Warrants are subject to adjustment upon the occurrence of specific events, including sales of additional shares of Common Stock, stock dividends, stock splits, and combinations of our Common Stock.

Dividends or Distributions. If we declare or make any dividend or other distribution of our assets (or rights to acquire its assets) to holders of shares of our Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) at any time after the issuance of the February 2025 Common Warrants, then, in each such case, the holders of the February 2025 Common Warrants shall be entitled to participate in such distribution to the same extent that the holders would have participated therein if the holders had held the number of shares of Common Stock acquirable upon complete exercise of the February 2025 Common Warrants.

Purchase Rights. If we grant, issue or sell any shares of our Common Stock or securities exercisable for, exchangeable for or convertible into our Common Stock, or rights to purchase stock, common warrants, securities or other property pro rata to the record holders of any class of shares of our Common Stock, referred to as Purchase Rights, then each holder of the February 2025 Common Warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon complete exercise of the February 2025 Common Warrants immediately before the record date, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined, for the grant, issue or sale of such Purchase Rights.

Fundamental Transactions. In the event of a fundamental transaction, as described in the February 2025 Common Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the consummation of a business combination with another person or group of persons whereby such other person or group acquires greater than 50.1% of the voting power of the outstanding Common Stock and preferred stock, the holders of the February 2025 Common Warrants will be entitled to receive upon exercise of the February 2025 Common Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the February 2025 Common Warrants immediately prior to such fundamental transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the holder may require the Company or its successor to repurchase the February 2025 Common Warrants for its Black-Scholes Value (as defined in the February 2025 Common Warrants) in cash. This right can be exercised concurrently with, or within 30 days following, the consummation or public announcement of the transaction. If the Fundamental Transaction occurs outside the Company’s control, such as in a hostile takeover or an unapproved transaction, the holder is entitled to receive consideration equivalent in type and proportion to that offered to common stockholders, also calculated based on the Black-Scholes model. Additionally, if no consideration is offered to the Company’s stockholders in the transaction, the holder is deemed to receive common stock of the successor entity, preserving the February 2025 Common Warrants value.

Transferability. Subject to applicable laws, the February 2025 Common Warrants may be offered for sale, sold, transferred or assigned. There is currently no trading market for the February 2025 Common Warrants and a trading market is not expected to develop.

Rights as a Stockholder. Except as otherwise provided in the February 2025 Common Warrants or by virtue of a holder’s ownership of shares of our Common Stock, the holders of the February 2025 Common Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, unless and until they exercise their February 2025 Common Warrants.

Amendments. The February 2025 Common Warrants may be amended with the written consent of the holder of such February 2025 Common Warrant and us.

Listing. There is no established public trading market for the February 2025 Common Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the February 2025 Common Warrants on any national securities exchange.

Convertible Promissory Notes

On February 9, 2026, we issued and sold a convertible promissory note (the “February 2026 Convertible Note”) for a purchase price of $750,000, having a principal face value of $937,500 to Keystone Capital Partners, LLC (“Keystone”). Pursuant to the February 2026 Convertible Note, we may borrow, from time to time thereunder, up to a maximum aggregate amount not to exceed a sum of $1,000,000. The Convertible Note bears interest at a rate of 10% per annum, matures on July 9, 2027, and is convertible into shares of our common stock. At any time after the issuance of the February 2026 Convertible Note, Keystone, at its option, is entitled to convert all or any lesser portion of the outstanding principal amount and accrued but unpaid interest into common stock at a conversion price equal to the lesser of (i) $0.05 and (ii) 80% of the average of the five lowest intraday trading prices during the 20 days prior to the day that Keystone requests conversion, unless otherwise modified by mutual agreement between the parties, subject to certain adjustments and limitations, including a beneficial ownership limitation of 4.99%.

On March 6, 2026, we issued and sold a convertible promissory note (the “March 2026 Convertible Note”) for a purchase price of $750,000, having a principal face value of $937,500 to Keystone. Pursuant to the March 2026 Convertible Note, we may borrow, from time to time thereunder, up to a maximum aggregate amount not to exceed a sum of $1,000,000. The Convertible Note bears interest at a rate of 10% per annum, matures on August 6, 2027, and is convertible into shares of our common stock. At any time after the issuance of the March 2026 Convertible Note, Keystone, at its option, is entitled to convert all or any lesser portion of the outstanding principal amount and accrued but unpaid interest into common stock at a conversion price equal to the lesser of (i) $0.05 and (ii) 80% of the average of the five lowest intraday trading prices during the 20 days prior to the day that Keystone requests conversion, unless otherwise modified by mutual agreement between the parties, subject to certain adjustments and limitations, including a beneficial ownership limitation of 4.99%.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or, within three years prior to the time of determination of interested stockholder status, did own 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Among other things, the Certificate of Incorporation and Bylaws:

●	permit the Board to issue up to 10,000,000 shares of Preferred Stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

●	provide that the authorized number of directors may be fixed only by resolution of the Board;

●	provide that the Board will be classified into three classes of directors;

●	provide that, subject to the rights of any series of Preferred Stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2/3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors, voting together as a single class;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

●	provide that our stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

●	provide that special meetings of our stockholders may be called only by the chairperson of the Board, our chief executive officer or by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors; and

●	not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election if they should so choose.

The amendment of a number of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions will make it more difficult for our existing stockholders to replace the Board, as well as for another party to obtain control of us by replacing the Board. Since the Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and our policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

Choice of Forum

The Certificate of Incorporation and Bylaws provide that, unless we consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom will be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on our behalf, (B) any claim or cause of action for breach of a fiduciary duty owed by any of our then current or former directors, officers, or other employees to us or our stockholders, (C) any claim or cause of action against it or any of our current or former directors, officers or other employees arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws (as each may be amended from time to time), (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder) (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (F) any claim or cause of action against us or any of our then current or former directors, officers or other employees, governed by the internal-affairs doctrine or otherwise related to our internal affairs, in each case to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. These provisions do not apply to claims or causes of action brought to enforce a liability or duty created by the Securities Act, the Exchange Act or any other claim where the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Certificate of Incorporation and Bylaws will further provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolution of any action or proceeding asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by our officers and directors, the underwriters engaged in respect to any offering giving rise to such complaint giving rise to such complaint, any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the Business Combination. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Certificate of Incorporation and Bylaws.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees and may discourage these types of lawsuits, or could result in increased costs for a stockholder to bring a claim, particularly if they do not reside in or near Delaware, both of which may discourage lawsuits against us or our directors, officers and employees.

Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Exchange Listing

On October 29, 2025, we received the determination of a panel convened by Nasdaq (the “Nasdaq Panel”) to deny our request to continue the listing of our Common Stock on Nasdaq and that the trading in our securities would be suspended at the open of trading on October 31, 2025. Our Common Stock commenced trading on OTCQB under the symbol “CERO” as of December 2, 2025. On January 29, 2026, after considering the written record in this matter, the Nasdaq Listing and Hearing Review Council issued its decision affirming the Nasdaq Panel’s decision to delist the our securities from Nasdaq.

Transfer Agent and Registrar

The transfer agent and registrar for our securities is Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is One State Street Plaza, 30th Floor, New York, New York 10004, and its telephone number is (800) 509-5586.